Exhibit 23.1

Consent of Independent Auditors

We consent to the use of our report dated November 13, 2018 with respect to the consolidated financial statements of GENEWIZ Group. as of December 31, 2017 and 2016 and for each of the three years ended December 31, 2017 included in the Brooks Automation, Inc. Current Report on Form 8-K/A, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

January 25, 2019